Exhibit 12.1

                               TRENWICK GROUP LTD.
                COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

            (Monetary amounts in thousands of United States dollars)

                                         2002 Year     2001 Year     2000 Year    1999 Period    1999 Year
                                        ----------    ----------    ----------    ----------    ----------
Earnings available for fixed charges
  and preferred share dividends
  Net (loss) income before minority
    interest, income taxes and
    cumulative effect of change in
    accounting principle                $ (199,934)   $ (212,202)   $    4,215    $  (19,831)   $   (5,679)
  Interest expense and dividends on
    preferred stock of subsidiaries         36,016        39,142        11,775           346         1,714
                                        ----------    ----------    ----------    ----------    ----------

  Total earnings available for fixed
    charges and preferred dividends     $ (163,918)   $ (173,060)   $   15,990    $  (19,485)   $   (3,965)
                                        ==========    ==========    ==========    ==========    ==========
Fixed charges and preferred
  share dividends
  Interest expense  and dividends on
    preferred stock of subsidiaries     $   36,016    $   39,142    $   11,775    $      346    $    1,714
                                        ----------    ----------    ----------    ----------    ----------
Total fixed charges                     $   36,016    $   39,142    $   11,775    $      346    $    1,714
                                        ----------    ----------    ----------    ----------    ----------
Preferred share dividends                    1,384            --         4,923         1,641         6,563
                                        ----------    ----------    ----------    ----------    ----------
  Combined fixed charges and
    preferred share dividends           $   37,400    $   39,142    $   16,698    $    1,987    $    8,277
                                        ==========    ==========    ==========    ==========    ==========
Ratio of earnings to combined fixed
  charges and preferred share
  dividends                                  (4.38)        (4.42)          .96         (9.81)        (0.48)
                                        ==========    ==========    ==========    ==========    ==========
Deficiency                              $ (201,318)   $ (212,202)   $     (708)   $  (21,472)   $  (12,242)
                                        ==========    ==========    ==========    ==========    ==========